ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333- 156695 Dated July 21, 2011

Media Release: July 21, 2011

UBS LAUNCHES TWO INTERNET IPO EXCHANGE TRADED NOTES

TWO ETRACS LINKED TO THE UBS INTERNET IPO INDEX COMPRISED OF TWENTY SOCIAL NETWORKING, INTERNET SOFTWARE AND INTERNET SERVICES STOCKS

New York, July 21, 2011 – UBS Investment Bank announced that today is the first day of trading on the NYSE Area for two ETRACS Exchange Traded Notes (the “Internet IPO ETNs”) linked to the performance the UBS Internet IPO Index (the “Index”). Investors now have the ability to gain either unleveraged or leveraged exposure to a portfolio of Internet-related companies that have gone public within the last three years, all by way of two, convenient exchange-traded securities.

Both Internet IPO ETNS are linked to a unique benchmark index that currently consists of twenty holdings representing the latest generation of Internet-related stocks such as LinkedIn, HomeAway, Pandora Media and OpenTable. Innovative index construction allows for the addition of new Internet-related companies within weeks after their IPOs, and a monthly Index rebalancing feature and 3-year age limit ensure that the companies in the Index remain up-to-date and relevant.

The ETRACs Internet IPO ETN (Ticker: EIPO) provides exposure to the performance of the Index, while the Monthly 2xLeveraged ETRACS Internet IPO ETN (Ticker: EIPL) provides a monthly compounded two times leveraged exposure to the performance of the Index.

“There’s a tremendous amount of investor interest in the current generation of Internet-related companies,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. “And now investors have a convenient way to access these stocks in a transparent, low-cost, exchange- traded product. Moreover, as new Internet-related companies go public, investors in these ETNs will gain exposure to them within weeks after their IPOs, provided they meet certain market capitalization and other eligibility requirements.”

About the Index

The UBS Internet IPO Index (NYSE ticker symbol “NETIPO”) is intended to measure, on a total-return basis, the performance of a subset of Internet-related companies listed on the NYSE or NASDAQ that satisfy specified market capitalization and other eligibility requirements. The Index provides exposure specifically to those Internet-related companies that have been publicly traded for less than three years. Standard & Poor’s Financial Services LLC serves as the calculation agent for the Index. The top 10 holdings in the Index, as of July 7, 2011, are as follows:

Top 10 Holdings
LinkedIn Corporation	LNKD	10.00%
HomeAway Inc.	AWAY	10.00%
Yandex NV	YNDX	10.00%
Rackspace Hosting, Inc.	RAX	10.00%
Pandora Media Inc.	P	9.57%
Renren, Inc.-ADR	RENN	9.20%
OpenTable, Inc.	OPEN	6.48%
Ancestry.com, Inc.	ACOM	5.97%
SouFun Holdings Ltd.-ADR	SFUN	3.44%
Demand Media, Inc.	DMD	3.39%

Source: Standard & Poor’s, as of July 7, 2011

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes

•	Convenience of an exchange-traded security

•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 22 other ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1 x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2x Monthly Leverage Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Daily Long-Short VIX ETN	XVIX
Natural Gas Futures Contango ETN	GASZ
Oil Futures Contango ETN	OILZ

Hybrid
S&P 500 Gold Hedged	SPGH

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER*	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

*	TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. UBS has contracted with Standard & Poor’s to maintain and calculate the “UBS Internet IPO Index”. S&P shall have no liability for any errors or omissions in calculating the Index “UBS Internet IPO Index”. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “S&P 500 VIX Futures Term-Structure Index ER™,”“S&P 500 VIX Short-Term Futures™ Index ER,” and “S&P 500 VIX Mid-Term Futures™ Index ER,” are trademarks of S&P and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. UBS Securities LLC (the “Index Sponsor”) makes no representation or warranty, express or implied, regarding the appropriateness of investing in products referenced to the UBS Internet IPO Index (“Index”), securities or other financial products in general or of the ability of the Index to track the market performance of Internet companies or the equity markets or other financial markets in general. Other than determining the initial Index methodology, the Index Sponsor has no discretion in determining the constituents of the Index and any amendment thereto, and the Index Sponsor has no obligation to consider the needs of any counterparties or investors that have products referenced to the Index. The

Index Sponsor has all proprietary rights with respect to the Index. Any third party product based on or in relation to the Index (“Product”) may only be issued upon the prior written approval of the Index Sponsor and upon the execution of a license agreement between the Index Sponsor and the party intending to launch a Product. In no way does the Index Sponsor, endorse or have any other involvement in the issue and offering of a Product. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the Products or any member of the public regarding the advisability of investing in the Product or other financial products generally or in securities particularly, or as to results to be obtained from the use of the Index or from the Product. Past performance of the Index is not necessarily indicative of future results. NEITHER THE INDEX SPONSOR NOR UBS GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETN or any member of the public regarding the advisability of investing in securities generally or in the ETN or in the ability of either Index to track market performance. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. “ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or ‘Licensor’) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Natural Gas Futures Spread™ Index and ISE Oil Futures Spread™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

-Ends-

Media Enquiries

New York: Michelle A. Lee	+1 212 333 3810

Notes to Editors

UBS draws on its 1 50-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

ww.ubs.com/media